EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the inclusion of our report dated February 3, 2006, relating to our audits of consolidated financial statements as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 and our audit of
Schedule IV - Mortgage Loans on Real Estate as of December 31, 2005 included in the Registration Statement (Form S-11) and related Prospectus of Intervest Mortgage Corporation for the registration of $16,000,000 of subordinated debentures.

Hacker Johnson & Smith P.A., P.C.

Tampa,  Florida
March 8, 2006